Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-154307) on Form S-8 of Response Genetics, Inc. of our report dated March 31, 2009, relating to our audit of the consolidated financial statements, which appears in  this Annual Report on Form 10-K of Response Genetics, Inc. for the year ended December 31, 2008.

/s/ SingerLewak LLP
Los Angeles, California
March 31, 2009